Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-151801, No. 333-120320, No. 333-157112, No. 333-163117) of Tower Group, Inc. of our report dated March 1, 2010, except for Notes 21, 3 and 2, as to which the dates are March 1, 2011, February 29, 2012 and January 16, 2013, respectively, with respect to the consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows of Tower Group, Inc. for the year ended December 31, 2009, and all related financial statement schedules which report appear in this Annual Report on Form 10-K/A.

/s/ Johnson Lambert LLP

Falls Church, Virginia

January 16, 2013